2825 Airview Boulevard
Kalamazoo, MI 49002
t: 269 385 2600 f: 269 385 1062

December 8, 2017

Ladies and Gentlemen:

I refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by Stryker Corporation (the “Company”) under the Securities Act of 1933, as amended (the “Securities Act”), with the Securities and Exchange Commission (the “Commission”). The Registration Statement covers 30,000,000 shares of Common Stock, $.10 par value (the “Shares”), of the Company to be issued under the Company’s 2011 Long-Term Incentive Plan, as amended (the “Plan”).

It is my opinion that, upon issuance of the Shares in accordance with the provisions of the Plan, the Shares will have been validly issued and will be fully paid and nonassessable.

In preparing this opinion, I have examined certificates of public officials, certificates of officers and copies certified to my satisfaction of such corporate documents and records of the Company as I deemed relevant and necessary as the basis for my opinion. As to any facts material to this opinion that were not independently established or verified by me, I have relied upon statements and representations of officers and other representatives of the Company and others.

I consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, I do not admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Commission.

Very truly yours,

/s/ SEAN C. ETHERIDGE
Sean C. Etheridge
Legal Counsel and Assistant Corporate Secretary